Roma Financial Corporation Announces Board Members Retirement

ROBBINSVILLE, NJ – May 28, 2009 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today the retirement of Rudolph A. Palombi, Sr. from the Board of Directors.

A board member for over 59 years, Mr. Palombi Sr. spent more than 35 years as a senior officer of the Bank, most notably as president and CEO from 1978 until his retirement in August of 2000. Since his retirement from the Bank, he continued to serve on the Board of Directors until May 27, 2009, when he officially retired from the Board.

In accepting the letter of resignation, Mr. Perilli, Chairman of the Board, thanked Mr. Palombi Sr. for his many years of service to Roma Bank and acknowledged the quality of his leadership that established Roma Bank as one of the strongest banks in the nation.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 88 years with a complete line of financial products and services. Roma Bank has branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company. We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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For further information contact

Maurice T. Perilli	609 223-8311